EXHIBIT 99.1

RockTenn Reports 35% Increase in Second Quarter Fiscal 2015 Earnings

NORCROSS, Ga., April 29, 2015 (GLOBE NEWSWIRE) -- RockTenn (NYSE:RKT) today reported earnings for the quarter ended March 31, 2015 of $0.77 per diluted share and adjusted earnings of $0.85 per diluted share.

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	March 31,	March 31,	March 31,	March 31,
	2015	2014	2015	2014

Earnings per diluted share	$ 0.77	$ 0.57	$ 1.65	$ 1.32

Restructuring and other costs and operating losses and transition costs due to plant closures	0.08	0.06	0.11	0.15
Pension lump sum settlement and retiree medical curtailment, net	―	―	0.05	―
Acquisition inventory step-up	―	―	0.01	―

Adjusted earnings per diluted share	$ 0.85	$ 0.63	$ 1.82	$ 1.47

Earnings per diluted share and adjusted earnings per diluted share in the table above, as well as the entire press release, reflect the two-for-one stock split in the form of a stock dividend that was effective on August 27, 2014.

Chief Executive Officer's Statement

RockTenn Chief Executive Officer, Steve Voorhees, stated, "Our adjusted earnings per share of $0.85 significantly exceeded the $0.63 in the prior year quarter and our most recent earnings guidance due to strong revenue and operating performance late in the month across all of our businesses. Our free cash flow of $1.11 per share in the quarter and $5.86 per share for the past twelve months, when combined with our leverage ratio of 1.74 times at March 31, provides a solid foundation for us to build on as we expect to complete the merger with MWV in June. The merger integration work we have underway is confirming the outstanding and complementary capabilities that we will have in the new company to serve packaging markets around the globe and create long-term shareowner value."

Second Quarter Results

Net sales of $2,456 million for the second quarter of fiscal 2015 increased $62 million compared to the second quarter of fiscal 2014 as a result of sales from the Tacoma Mill acquisition completed in fiscal 2014 and higher corrugated volumes.

Segment income of $222 million for the second quarter of fiscal 2015 increased $20 million compared to the prior year quarter. The increase in segment income was primarily due to the achievement of an estimated $22 million in productivity improvements, lower fiber and energy prices, less weather disruption than in the prior year quarter and higher corrugated volumes which were partially offset by decreased corrugated selling prices, lower merchandising displays income and other costs across our business.

Segment Results

Mill and Converting Tons Shipped

Corrugated Packaging segment shipments of approximately 1,937,000 tons increased approximately 127,000 tons or 7.0% compared to the prior year quarter primarily as a result of the Tacoma Mill acquisition, and 2.0% excluding the acquisition. Consumer Packaging segment shipments of approximately 379,000 tons decreased 1.9% or approximately 8,000 tons compared to the prior year quarter primarily due to this quarter's planned major maintenance outage at our Demopolis, AL bleached paperboard mill.

Corrugated Packaging Segment

Corrugated Packaging segment net sales increased $76 million to $1,728 million in the second quarter of fiscal 2015 compared to the prior year quarter primarily due to sales from the Tacoma Mill acquisition and increased corrugated segment shipments. Segment income increased $37 million to $170 million in the second quarter of fiscal 2015 compared to the prior year quarter primarily due to higher volumes, including the Tacoma Mill acquisition and increased exports, as well as productivity improvements and the impact of lower commodity and other costs, including the reduced impact of weather compared to the prior year quarter, which were partially offset by a substantial electrical failure at our Panama City, FL containerboard mill. The impact of the severe weather in February, compared to expectations, for Corrugated Packaging in the second quarter of fiscal 2015 was an estimated $9 million pre-tax compared to an estimated $35 million pre-tax in the second quarter of fiscal 2014. Segment income in the second quarter of fiscal 2015 included the recognition of a $5 million gain related to the recording of additional value of spare parts at our containerboard mills acquired in the Smurfit-Stone acquisition. Corrugated Packaging segment EBITDA margin was 17.3% for the second quarter of fiscal 2015 compared to 15.2% in the prior year quarter.

Consumer Packaging Segment

Consumer Packaging segment net sales decreased $4 million to $486 million in the second quarter of fiscal 2015 compared to the prior year quarter primarily due to the impact of the planned major maintenance outage at our Demopolis, AL bleached paperboard mill which was partially offset by increased folding carton sales. Segment income decreased $2 million to $48 million in the second quarter of fiscal 2015 primarily reflecting the impact of higher manufacturing costs which exceeded the impact of lower fiber and energy costs and the reduced impact of weather compared to the prior year quarter. The impact of the severe weather in February, compared to expectations, for Consumer Packaging in the second quarter of fiscal 2015 was an estimated $2 million pre-tax compared to an estimated $8 million pre-tax in the second quarter of fiscal 2014. Consumer Packaging segment EBITDA margin was 14.4% for the second quarter of fiscal 2015.

Merchandising Displays Segment

Merchandising Displays segment net sales in the second quarter of fiscal 2015 of $213 million were relatively flat compared to the prior year second quarter as higher volumes from the two display acquisitions completed in fiscal 2014 were offset by lower promotional activity. Segment income was $5 million in the second quarter of fiscal 2015 primarily due to higher costs, including costs associated with supporting new business that was onboarded in fiscal 2014 and a more competitive commercial environment. Merchandising Displays segment EBITDA margin was 4.9% for the second quarter of fiscal 2015.

Recycling Segment

Recycling segment net sales decreased $14 million over the prior year second quarter to $76 million primarily due to lower recovered fiber prices as a result of soft global markets and the impact of the west coast port slowdown and collection facility closures during the past year which were partially offset by higher volumes. Segment income decreased $3 million in the second quarter of fiscal 2015 compared to the prior year quarter.

Cash Provided From Operating, Financing and Investing Activities

Cash from operations was $218 million in the second quarter of fiscal 2015, an $8 million decrease over the prior year quarter. Net Debt (as defined) decreased $65 million in the March quarter to $2.71 billion and at March 31, 2015, our Leverage Ratio (as defined) was 1.74 times. Total debt was $2.75 billion at March 31, 2015.

During the quarter, we invested $108 million in capital expenditures and returned $45 million in capital to our shareholders in dividends.

Restructuring and Other Costs and Operating Losses and Transition Costs due to Plant Closures

RockTenn's restructuring and other costs and operating losses and transition costs due to plant closures for the second quarter of fiscal 2015 were $0.08 per diluted share after-tax. These costs primarily consisted of $14 million of pre-tax acquisition and integration costs largely associated with the proposed transaction with MeadWestvaco and $3 million of pre-tax facility closure charges. The facility closure charges were primarily associated with on-going closure costs for previously closed facilities.

Conference Call

We will host a conference call to discuss our results of operations for the second quarter of fiscal 2015 and other topics that may be raised during the discussion at 9:00 a.m., Eastern Time, on April 30, 2015. The conference call will be webcast live with an accompanying slide presentation, along with a copy of this press release, at www.rocktenn.com.

Investors who wish to participate in the webcast via teleconference should dial 888-790-4710 (inside the U.S.) or 773-756-0961 (outside the U.S.) at least 15 minutes prior to the start of the call and enter the passcode ROCKTENN. Replays of the call will be available through May 28, 2015 and can be accessed at 866-351-2785 (U.S. callers) and 203-369-0055 (outside the U.S.).

About RockTenn

RockTenn (NYSE:RKT) is one of North America's leading providers of packaging solutions and manufacturers of containerboard and paperboard. RockTenn's 27,000 employees are committed to exceeding their customers' expectations – every time. The Company operates locations in the United States, Canada, Mexico, Chile and Argentina. For more information, visit www.rocktenn.com.

Cautionary Statements

Statements in this release that do not relate strictly to historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on our current expectations, beliefs, plans or forecasts and use words such as will, estimate, anticipate, project, intend, expect, or continue, or refer to future time periods, and include statements made in this report regarding, among other things, our free cash flow when combined with our leverage ratio, provides a solid foundation for us to build on as we expect to complete the merger with MWV in June, and our belief that the merger integration work we have underway is confirming the outstanding and complementary capabilities that we will have in the new company to serve packaging markets around the globe and create long-term shareowner value. These statements are subject to certain risks and uncertainties including with respect to our expectations regarding economic, competitive and market conditions generally; expected volumes and price levels of purchases by customers; fiber and energy costs; costs associated with facility closures; competitive conditions in our businesses; and possible adverse actions of our customers, competitors and suppliers. These expectations are based on assumptions that management believes are reasonable; however, undue reliance should not be placed on these forward-looking statements because these risks and uncertainties could cause actual results to differ materially from those contained in any forward-looking statements. There are many other factors and uncertainties that impact these forward-looking statements that we cannot predict accurately, including our ability to achieve benefits from acquisitions, including synergies, performance improvements and successful implementation of capital projects. Further, our business is subject to a number of general risks that would affect any such forward-looking statements including, among others, decreases in demand for our products; increases in energy, raw materials, shipping and capital equipment costs; reduced supply of raw materials; fluctuations in selling prices and volumes; intense competition; the potential loss of certain key customers; changes in environmental and other governmental regulation; the occurrence of a natural disaster, such as a hurricane, winter or tropical storm, earthquake, tornado, flood, fire, or other unanticipated problems such as labor difficulties, equipment failure or unscheduled maintenance and repair, which could result in operational disruptions of varied duration; our desire or ability to continue to repurchase company stock; and adverse changes in general market and industry conditions. These risks are more particularly described in our filings with the Securities and Exchange Commission, including under the caption "Business―Forward-Looking Information" and "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended September 30, 2014. The information contained in this release speaks as of the date hereof and we do not undertake any obligation to update this information as future events unfold.

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	FOR THE THREE MONTHS ENDED		FOR THE SIX MONTHS ENDED
	March 31,	March 31,	March 31,	March 31,
	2015	2014	2015	2014

NET SALES	$ 2,455.6	$ 2,393.6	$ 4,969.8	$ 4,756.2

Cost of Goods Sold	1,998.5	1,966.4	4,043.2	3,881.2

Gross Profit	457.1	427.2	926.6	875.0
Selling, General and Administrative Expenses	252.6	245.5	496.3	480.3
Pension Lump Sum Settlement and Retiree Medical Curtailment, net	--	--	11.9	--
Restructuring and Other Costs, net	17.2	14.2	22.6	31.8

Operating Profit	187.3	167.5	395.8	362.9
Interest Expense	(23.0)	(23.2)	(46.3)	(47.2)
Interest Income and Other Income (Expense), net	(0.5)	(0.2)	(0.3)	(1.0)
Equity in Income of Unconsolidated Entities	2.4	1.5	4.6	3.2

INCOME BEFORE INCOME TAXES	166.2	145.6	353.8	317.9

Income Tax Expense	(55.8)	(62.1)	(117.8)	(123.8)

CONSOLIDATED NET INCOME	110.4	83.5	236.0	194.1

Less: Net Income Attributable to Noncontrolling
Interests	(0.6)	(0.7)	(1.1)	(1.6)

NET INCOME ATTRIBUTABLE TO ROCK-TENN
COMPANY SHAREHOLDERS	$ 109.8	$ 82.8	$ 234.9	$ 192.5

Computation of diluted earnings per share under the two-class method (in millions, except per share data):

Net income attributable to Rock-Tenn Company shareholders	$ 109.8	$ 82.8	$ 234.9	$ 192.5
Less: Distributed and undistributed income available to participating securities	--	--	--	--
Distributed and undistributed income available to Rock-Tenn Company shareholders	$ 109.8	$ 82.8	$ 234.9	$ 192.5

Diluted weighted average shares outstanding	142.7	146.0	142.7	146.3

Diluted earnings per share	$ 0.77	$ 0.57	$ 1.65	$ 1.32

ROCK-TENN COMPANY
SEGMENT INFORMATION
(UNAUDITED)
(IN MILLIONS)

	FOR THE THREE MONTHS ENDED		FOR THE SIX MONTHS ENDED
	March 31,	March 31,	March 31,	March 31,
	2015	2014	2015	2014

NET SALES:

Corrugated Packaging	$ 1,727.9	$ 1,651.7	$ 3,496.1	$ 3,303.6
Consumer Packaging	485.6	489.3	964.4	961.4
Merchandising Displays	212.6	213.0	450.8	397.6
Recycling	75.8	90.1	156.1	189.7
Intersegment Eliminations	(46.3)	(50.5)	(97.6)	(96.1)

TOTAL NET SALES	$ 2,455.6	$ 2,393.6	$ 4,969.8	$ 4,756.2

SEGMENT INCOME:

Corrugated Packaging	$ 169.8	$ 133.1	$ 352.9	$ 290.8
Consumer Packaging	47.7	49.3	100.3	106.9
Merchandising Displays	4.7	17.0	11.1	36.3
Recycling	(0.4)	2.8	1.4	2.9

TOTAL SEGMENT INCOME	$ 221.8	$ 202.2	$ 465.7	$ 436.9

Pension Lump Sum Settlement and Retiree Medical Curtailment, net	--	--	(11.9)	--
Restructuring and Other Costs, net	(17.2)	(14.2)	(22.6)	(31.8)
Non-Allocated Expenses	(14.9)	(19.0)	(30.8)	(39.0)
Interest Expense	(23.0)	(23.2)	(46.3)	(47.2)
Interest Income and Other Income (Expense), net	(0.5)	(0.2)	(0.3)	(1.0)

INCOME BEFORE INCOME TAXES	$ 166.2	$ 145.6	$ 353.8	$ 317.9

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(IN MILLIONS)

	FOR THE THREE MONTHS ENDED		FOR THE SIX MONTHS ENDED
	March 31,	March 31,	March 31,	March 31,
	2015	2014	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$ 110.4	$ 83.5	$ 236.0	$ 194.1

Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	152.7	143.4	304.5	286.6
Deferred income tax expense	28.2	58.9	87.1	110.4
Share-based compensation expense	10.7	10.1	21.4	19.6
Loss (gain) on disposal of plant and equipment and other, net	1.8	(0.3)	2.4	(2.3)
Equity in income of unconsolidated entities	(2.4)	(1.5)	(4.6)	(3.2)
Pension and other postretirement funding more than expense	(51.9)	(51.3)	(47.3)	(86.5)
Impairment adjustments and other non-cash items	(2.7)	1.8	(5.6)	5.9
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	25.7	(27.4)	120.5	143.6
Inventories	(3.0)	(42.3)	(22.1)	(38.1)
Other assets	(85.3)	(21.3)	(90.7)	(33.9)
Accounts payable	44.1	70.8	(7.4)	(5.8)
Income taxes	(24.6)	(6.8)	(30.3)	(14.4)
Accrued liabilities and other	14.7	9.0	(13.1)	(44.9)

NET CASH PROVIDED BY OPERATING ACTIVITIES	218.4	226.6	550.8	531.1

INVESTING ACTIVITIES:

Capital expenditures	(108.3)	(126.5)	(235.2)	(227.1)
Cash received (paid) for purchase of businesses, net of cash acquired	3.7	--	3.7	(60.0)
Return of capital from unconsolidated entities	0.2	0.2	0.4	0.4
Proceeds from the sale of subsidiary and affiliates	--	3.8	--	3.8
Proceeds from sale of property, plant and equipment	4.9	10.0	8.4	13.3
Proceeds from property, plant and equipment insurance settlement	--	0.7	--	3.4

NET CASH USED FOR INVESTING ACTIVITIES	(99.5)	(111.8)	(222.7)	(266.2)

FINANCING ACTIVITIES:

Additions to revolving credit facilities	109.5	122.8	148.9	142.8
Repayments of revolving credit facilities	(50.3)	(131.6)	(109.0)	(153.5)
Additions to debt	100.0	126.1	110.9	172.7
Repayments of debt	(212.2)	(198.1)	(377.8)	(329.7)
Commercial card program	(0.2)	--	(0.6)	--
Debt issuance costs	--	(0.2)	(0.1)	(0.2)
Issuances of common stock, net of related minimum tax withholdings	(28.6)	(7.9)	(26.8)	(13.8)
Purchases of common stock	--	--	(8.7)	(53.0)
Excess tax benefits from share-based compensation	16.4	4.3	16.4	14.5
(Repayments to) Advances from unconsolidated entity	(0.9)	2.2	(0.4)	2.0
Cash dividends paid to shareholders	(45.1)	(25.1)	(71.4)	(50.9)
Cash distributions to noncontrolling interests	(0.1)	(0.2)	(1.3)	(0.3)

NET CASH USED FOR FINANCING ACTIVITIES	(111.5)	(107.7)	(319.9)	(269.4)

Effect of exchange rate changes on cash and cash equivalents	(0.5)	0.5	(1.1)	0.3

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	6.9	7.6	7.1	(4.2)

Cash and cash equivalents at beginning of period	32.8	24.6	32.6	36.4

Cash and cash equivalents at end of period	$ 39.7	$ 32.2	$ 39.7	$ 32.2

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Income taxes, net of refunds	$ 35.8	$ 7.2	$ 44.6	$ 14.6
Interest, net of amounts capitalized	36.0	36.7	41.6	43.1

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(IN MILLIONS)

	March 31,	September 30,
	2015	2014

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 39.7	$ 32.6
Restricted cash	8.8	8.8
Accounts receivable (net of allowances of $24.7 and $25.1)	974.0	1,118.7
Inventories	1,013.7	1,029.2
Other current assets	236.9	243.2

TOTAL CURRENT ASSETS	2,273.1	2,432.5

Property, plant and equipment at cost:
Land and buildings	1,275.6	1,280.5
Machinery and equipment	7,219.0	7,076.2
Transportation equipment	15.9	15.8
Leasehold improvements	25.1	25.0
	8,535.6	8,397.5
Less accumulated depreciation and amortization	(2,750.5)	(2,564.9)
Net property, plant and equipment	5,785.1	5,832.6
Goodwill	1,916.1	1,926.4
Intangibles, net	644.8	691.1
Other assets	201.8	157.1

TOTAL ASSETS	$ 10,820.9	$ 11,039.7

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current portion of debt	$ 126.4	$ 132.6
Accounts payable	789.8	812.8
Accrued compensation and benefits	212.6	224.4
Other current liabilities	190.4	190.7

TOTAL CURRENT LIABILITIES	1,319.2	1,360.5

Long-term debt due after one year	2,623.0	2,852.1
Pension liabilities, net of current portion	1,026.3	1,090.9
Postretirement medical liabilities, net of current portion	94.6	101.7
Deferred income taxes	1,152.8	1,132.8
Other long-term liabilities	164.6	180.6
Redeemable noncontrolling interests	13.4	13.7

Total Rock-Tenn Company shareholders' equity	4,426.5	4,306.8
Noncontrolling interests	0.5	0.6
Total Equity	4,427.0	4,307.4

TOTAL LIABILITIES AND EQUITY	$ 10,820.9	$ 11,039.7

Rock-Tenn Company Quarterly Statistics

Key Financial Statistics
(In Millions, Unless Otherwise Specified)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year

Net Income Attributable to Rock-Tenn Company Shareholders
2013	$ 86.0	$ 324.7	$ 140.1	$ 176.5	$ 727.3
2014	109.7	82.8	133.3	153.9	479.7
2015	125.1	109.8

Diluted Earnings per Share
2013	$ 0.59	$ 2.23	$ 0.96	$ 1.20	$ 4.98
2014	0.75	0.57	0.91	1.06	3.29
2015	0.88	0.77

Depreciation & Amortization
2013	$ 138.1	$ 139.2	$ 132.4	$ 142.5	$ 552.2
2014	143.2	143.4	146.7	151.2	584.5
2015	151.8	152.7

Capital Expenditures
2013	$ 92.0	$ 102.0	$ 113.1	$ 133.3	$ 440.4
2014	100.6	126.5	150.6	156.5	534.2
2015	126.9	108.3

Mill System Operating Rates
2013	97.6%	96.1%	98.2%	97.1%	97.2%
2014	90.4%	94.3%	96.7%	95.2%	94.2%
2015	95.1%	92.6%

Rock-Tenn Company Quarterly Statistics

Segment Operating Statistics
(Sales and Income In Millions, Shipments in Thousands of Tons Unless Otherwise Specified)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year
Corrugated Packaging Segment Net Sales
2013	$ 1,589.8	$ 1,608.2	$ 1,719.3	$ 1,744.4	$ 6,661.7
2014	1,651.9	1,651.7	1,774.2	1,825.9	6,903.7
2015	1,768.2	1,727.9

Corrugated Packaging Intersegment Net Sales
2013	$ 28.6	$ 28.9	$ 27.2	$ 30.9	$ 115.6
2014	29.7	36.5	34.9	36.4	137.5
2015	32.5	30.7

Corrugated Packaging Segment Income
2013	$ 137.6	$ 107.6	$ 196.1	$ 237.5	$ 678.8
2014	157.7	133.1	182.3(1)	248.4	721.5
2015	183.1	169.8

Corrugated Packaging Return On Sales
2013	8.7%	6.7%	11.4%	13.6%	10.2%
2014	9.5%	8.1%	10.3%(1)	13.6%	10.5%
2015	10.4%	9.8%

Corrugated Packaging Segment Shipments (2)
2013	1,869.6	1,860.0	1,922.2	1,921.7	7,573.5
2014	1,803.8	1,809.5	1,961.8	2,074.6	7,649.7
2015	1,995.8	1,936.7

Corrugated Container Shipments - BSF (3)
2013	19.0	18.7	19.5	19.1	76.3
2014	18.4	18.2	18.8	18.8	74.2
2015	18.8	18.9

Corrugated Container Per Shipping Day - MMSF (3)
2013	310.7	302.5	304.9	302.4	305.1
2014	301.5	288.8	298.2	294.7	295.8
2015	309.0	304.5

(1) Excludes $2.5 million of inventory step-up expense.
(2) Corrugated Packaging Segment Shipments are expressed as a tons equivalent which includes external and intersegment tons shipped from our Corrugated mills plus Corrugated Container Shipments converted from BSF to tons. Excludes container shipments in Asia.
(3) MMSF - millions of square feet and BSF - billions of square feet and is included in the Corrugated Packaging Segment Shipments on a converted basis. Excludes container shipments in Asia.

Rock-Tenn Company Quarterly Statistics

Segment Operating Statistics
(Sales and Income In Millions, Shipments in Thousands of Tons Unless Otherwise Specified)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year
Consumer Packaging Segment Net Sales
2013	$ 452.8	$ 468.3	$ 482.1	$ 495.5	$ 1,898.7
2014	472.1	489.3	497.0	525.1	1,983.5
2015	478.8	485.6

Consumer Packaging Intersegment Net Sales
2013	$ 5.1	$ 5.4	$ 5.2	$ 9.4	$ 25.1
2014	5.7	5.3	6.9	14.0	31.9
2015	7.5	6.2

Consumer Packaging Segment Income
2013	$ 54.9	$ 50.5	$ 59.1	$ 66.8	$ 231.3
2014	57.6	49.3	59.6	72.3	238.8
2015	52.6	47.7

Consumer Packaging Return on Sales
2013	12.1%	10.8%	12.3%	13.5%	12.2%
2014	12.2%	10.1%	12.0%	13.8%	12.0%
2015	11.0%	9.8%

Consumer Packaging Segment Shipments (1)
2013	368.5	380.1	396.2	403.0	1,547.8
2014	378.1	386.0	394.3	408.7	1,567.1
2015	371.2	378.5

Consumer Packaging Converting Shipments - BSF (2)
2013	4.9	5.2	5.3	5.3	20.7
2014	5.0	5.3	5.2	5.5	21.0
2015	5.3	5.5

Consumer Packaging Converting Per Shipping Day - MMSF (2)
2013	81.0	83.9	82.3	84.3	82.9
2014	82.0	83.6	83.3	86.1	83.8
2015	87.2	89.1

(1) Consumer Packaging Segment Shipments are expressed as a tons equivalent which includes external and intersegment tons shipped from our Consumer mills plus Consumer Packaging Converting Shipments converted from BSF to tons. The shipment data excludes gypsum paperboard liner tons shipped by Seven Hills Paperboard LLC, our unconsolidated joint venture.
(2) MMSF - millions of square feet and BSF - billions of square feet and is included in the Consumer Packaging Segment Shipments on a converted basis.

Rock-Tenn Company Quarterly Statistics

Segment Operating Statistics
(Sales and Income In Millions, Shipments in Thousands of Tons Unless Otherwise Specified)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year
Merchandising Displays Segment Net Sales
2013	$ 161.9	$ 162.1	$ 166.4	$ 184.2	$ 674.6
2014	184.6	213.0	225.1	229.2	851.9
2015	238.2	212.6

Merchandising Displays Intersegment Net Sales
2013	$ 4.2	$ 3.9	$ 4.2	$ 4.8	$ 17.1
2014	4.4	4.6	3.7	4.6	17.3
2015	5.9	4.4

Merchandising Displays Segment Income
2013	$ 11.8	$ 12.7	$ 17.2	$ 22.7	$ 64.4
2014	19.3	17.3(1)	21.4	15.2(2)	73.2
2015	7.5(3)	4.9(4)

Merchandising Displays Return on Sales
2013	7.3%	7.8%	10.3%	12.3%	9.5%
2014	10.5%	8.1%(1)	9.5%	6.6%(2)	8.6%
2015	3.1%(3)	2.3%(4)

Recycling Segment Net Sales
2013	$ 126.8	$ 130.7	$ 123.6	$ 113.0	$ 494.1
2014	99.6	90.1	85.4	88.1	363.2
2015	80.3	75.8

Recycling Intersegment Net Sales
2013	$ 6.3	$ 6.2	$ 6.5	$ 6.9	$ 25.9
2014	5.8	4.1	5.3	5.3	20.5
2015	5.4	5.0

Recycling Segment Income
2013	$ 4.3	$ 3.5	$ 2.0	$ 4.6	$ 14.4
2014	0.1	2.8	2.1	4.0	9.0
2015	1.8	(0.4)

Recycling Return on Sales
2013	3.4%	2.7%	1.6%	4.1%	2.9%
2014	0.1%	3.1%	2.5%	4.5%	2.5%
2015	2.2%	(0.5)%

Fiber Reclaimed and Brokered
2013	1,945.0	1,802.5	1,819.2	1,826.6	7,393.3
2014	1,562.5	1,564.0	1,573.6	1,609.0	6,309.1
2015	1,628.0	1,576.6

(1) Excludes $0.3 million of inventory step-up expense.
(2) Excludes $0.3 million of inventory step-up expense.
(3) Excludes $1.1 million of inventory step-up expense.
(4) Excludes $0.2 million of inventory step-up expense.

Non-GAAP Financial Measures and Reconciliations

We have included financial measures that were not prepared in accordance with GAAP. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. Below, we define the non-GAAP financial measures, discuss the reasons that we believe this information is useful to management and may be useful to investors, and provide reconciliations of the non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP. These measures may differ from similarly captioned measures of other companies in our industry. The following non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such.

Net Debt

We have defined the non-GAAP financial measure "Net Debt" to include the aggregate debt obligations reflected in our consolidated balance sheet, less the hedge adjustments resulting from fair value interest rate derivatives or swaps, if any, and less the balance sheet line item Cash and cash equivalents.

Our management uses Net Debt, along with other factors, to evaluate our financial condition. We believe that Net Debt is an appropriate supplemental measure of financial condition and may be useful to investors because it provides a more complete understanding of our financial condition before the impact of our decisions regarding the appropriate use of cash and liquid investments. Set forth below is a reconciliation of Net Debt to the most directly comparable GAAP measures, Current Portion of Debt and Long-term Debt Due After One Year for various periods. "Net Debt (Increase) Repayment" is the difference between Net Debt at two points in time.

(In Millions)	Mar. 31,	Dec. 31,	Mar. 31,	Dec. 31,	Mar. 31,
	2015	2014	2014	2013	2013

Current Portion of Debt	$ 126.4	$ 128.2	$ 32.0	$ 3.2	$ 29.7
Long-Term Debt Due After One Year	2,623.0	2,679.5	2,634.8	2,750.3	3,149.3
Total Debt	2,749.4	2,807.7	2,666.8	2,753.5	3,179.0
Less: Cash and Cash Equivalents	(39.7)	(32.8)	(32.2)	(24.6)	(51.3)
Net Debt	$ 2,709.7	$ 2,774.9	$ 2,634.6	$ 2,728.9	$ 3,127.7

Net Debt Repayment – QTR	$ 65.2		$ 94.3
Net Debt (Increase) Repayment – LTM	$ (75.1)		$ 493.1

Cash Generated for Net Debt (Increase) Repayment, Dividends, Acquisitions/Investments, Stock Repurchases, Pension Lump Sum Settlement and Retiree Medical Curtailment, net and Pension Funding in Excess of Expense (or Free Cash Flow)

We have defined the non-GAAP financial measure "Cash Generated for Net Debt (Increase) Repayment, Dividends, Acquisitions/Investments, Stock Repurchases, Pension Lump Sum Settlement and Retiree Medical Curtailment, net and Pension Funding in Excess of Expense", which we also refer to as "free cash flow", to be the sum of the non-GAAP measure Net Debt (Increase) Repayment and the following GAAP cash flow statement or income statement line items: Cash dividends paid to shareholders, Cash paid for the purchase of business, net of cash acquired plus Investment in unconsolidated entities, Purchases of common stock, Pension lump sum settlement and retiree medical curtailment, net and Pension and other postretirement funding more than expense. Our management uses Cash Generated for Net Debt (Increase) Repayment, Dividends, Acquisitions/Investments, Stock Repurchases, Pension Lump Sum Settlement and Retiree Medical Curtailment, net and Pension Funding in Excess of Expense, along with other factors, to evaluate our performance. We believe that this measure is an appropriate supplemental measure of financial performance and may be useful to investors because it provides a measure of cash generated for the benefit of shareholders.

Set forth below is a calculation of Cash Generated for Net Debt (Increase) Repayment, Dividends, Acquisitions/Investments, Stock Repurchases, Pension Lump Sum Settlement and Retiree Medical Curtailment, net and Pension Funding in Excess of Expense for the three and twelve months ended March 31, 2015 and March 31, 2014 using the various non-GAAP and GAAP measures referenced above:

(In Millions, except per share amounts)	Three Months Ended Mar. 31, 2015	Three Months Ended Mar. 31, 2014

Net Debt Repayment	$ 65.2	$ 94.3
Cash dividends paid to shareholders	45.1	25.1
Cash received for the purchase of business, net of cash acquired plus Investment in unconsolidated entities	(3.7)	—
Pension and other postretirement funding more than expense	51.9	51.3
Cash Generated for Net Debt (Increase) Repayment, Dividends, Acquisition/Investments, Stock Repurchases, Pension Lump Sum Settlement and Retiree Medical Curtailment, net and Pension Funding in Excess of Expense	$ 158.5	$ 170.7

Average diluted shares outstanding	142.7	146.0

Cash Generated for Net Debt (Increase) Repayment, Dividends, Acquisition/Investments, Stock Repurchases, Pension Lump Sum Settlement and Retiree Medical Curtailment and Pension Funding in Excess of Expense, Per Share	$ 1.11	$ 1.17

(In Millions, except per share amounts)	Twelve Months Ended Mar. 31, 2015	Twelve Months Ended Mar. 31, 2014

Net Debt (Increase) Repayment	$ (75.1)	$ 493.1
Cash dividends paid to shareholders	121.6	94.1
Cash paid for the purchase of business, net of cash acquired plus Investment in unconsolidated entities	410.7	66.4
Purchases of common stock	192.0	53.0
Pension lump sum settlement and retiree medical curtailment, net	59.8	―
Pension and other postretirement funding more than expense	135.8	211.1
Cash Generated for Net Debt (Increase) Repayment, Dividends, Acquisition/Investments, Stock Repurchases, Pension Lump Sum Settlement and Retiree Medical Curtailment, net and Pension Funding in Excess of Expense	$ 844.8	$ 917.7

Average diluted shares outstanding	144.2	146.4

Cash Generated for Net Debt (Increase) Repayment, Dividends, Acquisition/Investments, Stock Repurchases, Pension Lump Sum Settlement and Retiree Medical Curtailment and Pension Funding in Excess of Expense, Per Share	$ 5.86	$ 6.27

Segment EBITDA Margins

Our management uses "Segment EBITDA Margins", along with other factors, to evaluate our segment performance against our peers. Management believes that investors also use this measure to evaluate our performance relative to our peers. "Segment EBITDA Margin" is calculated for each segment by dividing that segment's EBITDA by Adjusted Segment Sales.

Set forth below is a reconciliation of Segment EBITDA margins to the most directly comparable GAAP measures, Segment Income and Segment Net Sales for the quarter ending March 31, 2015:

(In Millions, except percentages)
	Corrugated Packaging	Consumer Packaging	Merchandising Displays	Recycling	Corporate / Other	Consolidated

Segment Net Sales	$ 1,727.9	$ 485.6	$ 212.6	$ 75.8	$ (46.3)	$ 2,455.6
Less: Trade Sales	(59.8)	—	—	—	—	(59.8)
Adjusted Segment Sales	$ 1,668.1	$ 485.6	$ 212.6	$ 75.8	$ (46.3)	$ 2,395.8

Segment Income (1)	$ 169.8	$ 47.7	$ 4.9	$ (0.4)		$ 222.0
Depreciation and Amortization	118.0	22.4	5.5	2.6	4.2	152.7
EBITDA	$ 287.8	$ 70.1	$ 10.4	$ 2.2

Segment EBITDA Margins	17.3%	14.4%	4.9%	2.9%

(1) Merchandising Displays segment excludes $0.2 million of inventory step-up expense.

Credit Agreement EBITDA and Total Funded Debt

"Credit Agreement EBITDA" is calculated in accordance with the definition contained in our Credit Agreement. Credit Agreement EBITDA is generally defined as Consolidated Net Income plus: consolidated interest expense, income taxes of the consolidated companies determined in accordance with GAAP, depreciation and amortization expense of the consolidated companies determined in accordance with GAAP, loss on extinguishment of debt and financing fees, certain non-cash and cash charges incurred, including certain restructuring and other costs, acquisition and integration costs, charges and expenses associated with the write-up of inventory acquired and other items.

"Total Funded Debt" is calculated in accordance with the definition contained in our Credit Agreement. Total Funded Debt is generally defined as aggregate debt obligations reflected in our balance sheet, less the hedge adjustments resulting from terminated and existing fair value interest rate derivatives or swaps, if any, less certain cash, plus additional outstanding letters of credit not already reflected in debt and certain guarantees.

Our management uses Credit Agreement EBITDA and Total Funded Debt to evaluate compliance with our debt covenants and borrowing capacity available under our Credit Agreement and as a measure of operating performance. Management believes that investors also use these measures to evaluate our compliance with our debt covenants and available borrowing capacity. Borrowing capacity is dependent upon, in addition to other measures, the "Credit Agreement Debt/EBITDA ratio" or the "Leverage Ratio," which is defined as Total Funded Debt divided by Credit Agreement EBITDA. As of the March 31, 2015 calculation, our Leverage Ratio was 1.74 times. Our maximum permitted Leverage Ratio under the Credit Agreement at March 31, 2015 was 3.50 times.

Set forth below is a reconciliation of Credit Agreement EBITDA for the twelve months ended March 31, 2015 and March 31, 2014, to the most directly comparable GAAP measure, Consolidated Net Income:

(In Millions)	Twelve Months Ended Mar. 31, 2015	Twelve Months Ended Mar. 31, 2014

Consolidated Net Income	$ 525.7	$ 514.1
Interest Expense, net	83.3	87.1
Income Taxes	280.5	263.7
Depreciation and Amortization	602.4	561.5
Additional Permitted Charges	116.9	116.3
Credit Agreement EBITDA	$ 1,608.8	$ 1,542.7

We have excluded $39.0 million and $12.2 million of pre-tax income related to the recording of additional value of spare parts at our containerboard mills acquired in the Smurfit-Stone acquisition in the reconciliation of Credit Agreement EBITDA in the Additional Permitted Charges line for the twelve months ended March 31, 2015 and March 31, 2014, respectively.

Set forth below is a reconciliation of Total Funded Debt to the most directly comparable GAAP measures, Current portion of debt and Long-term debt due after one year:

(In Millions, except ratio)	Mar. 31,
2015

Current Portion of Debt	$ 126.4
Long-Term Debt Due After One Year	2,623.0
Total Debt	2,749.4
Plus: Letters of Credit, Guarantees and Other Adjustments	45.4
Total Funded Debt	$ 2,794.8

Credit Agreement EBITDA for the Twelve Months Ended	$ 1,608.8

Leverage Ratio	1.74

Adjusted Net Income and Adjusted Earnings per Diluted Share

We also use the non-GAAP financial measures "adjusted net income" and "adjusted earnings per diluted share". Management believes these non-GAAP financial measures provide our board of directors, investors, potential investors, securities analysts and others with useful information to evaluate the performance of the Company because it excludes restructuring and other costs, net, and other specific items that management believes are not indicative of the ongoing operating results of the business. The Company and our board of directors use this information to evaluate the Company's performance relative to other periods. We believe that the most directly comparable GAAP measures to adjusted net income and adjusted earnings per diluted share are Net income attributable to Rock-Tenn Company shareholders and Earnings per diluted share, respectively. Set forth at the beginning of this press release is a reconciliation of adjusted earnings per diluted share to Earnings per diluted share. Set forth below is a reconciliation of adjusted net income to Net income attributable to Rock-Tenn Company shareholders:

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	March 31,	March 31,	March 31,	March 31,
(In Millions)	2015	2014	2015	2014

Net income attributable to Rock-Tenn Company shareholders	$ 109.8	$ 82.8	$ 234.9	$ 192.5

Restructuring and other costs and operating losses and transition costs due to plant closures	12.0	9.5	15.9	21.7
Pension lump sum settlement and retiree medical curtailment, net	—	—	7.9	—
Acquisition inventory step-up	0.1	0.2	0.8	0.2

Adjusted net income	$ 121.9	$ 92.5	$ 259.5	$ 214.4

CONTACT:	RockTenn
John Stakel, SVP-Treasurer, 678-291-7901